Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS INCORPORATED AND AMH HOLDINGS, INC.
REPORT FIRST QUARTER RESULTS
CUYAHOGA FALLS, Ohio, May 12 — Associated Materials Incorporated (“AMI” or the “Company”) today announced first quarter 2006 net sales of $259.3 million, an 18.6% increase over net sales of $218.6 million for the same period in 2005. Net income for the first quarter of 2006 was $0.1 million. This compares to a net loss of $7.3 million for the same period in 2005.
EBITDA (as defined below) for the first quarter of 2006 was $13.3 million compared to EBITDA of $0.7 million for the same period in 2005. Adjusted EBITDA (as defined below) for the first quarter of 2006 was $15.7 million compared to adjusted EBITDA of $4.6 million for the same period in 2005. Adjusted EBITDA for the first quarter of 2006 excludes separation costs of $2.1 million related to the resignation of the Company’s Chief Executive Officer, $0.1 million of amortization related to prepaid management fees, and foreign currency losses of $0.2 million. Adjusted EBITDA for the first quarter of 2005 excludes one-time costs of $2.6 million associated with the closure of the Company’s Freeport, Texas manufacturing facility, $1.0 million of amortization related to prepaid management fees, and $0.3 million of non-cash stock compensation expense. A reconciliation of net income (loss) to EBITDA and to adjusted EBITDA is included below.
Results of Operations
Net sales increased 18.6%, or $40.7 million, during the first quarter of 2006 compared to the same period in 2005 driven primarily by increased sales volumes for both vinyl windows and vinyl siding, along with the impact of price increases implemented during the fourth quarter of 2005 and the first quarter of 2006. The Company believes that its sales volumes for the first quarter of 2006 were positively impacted by the mild winter weather conditions experienced across the Eastern half of the U.S. during the quarter. In addition, the Company also believes that its window sales volumes benefited from consumer spending targeted at reducing home heating costs. Gross profit in the first quarter of 2006 was $59.1 million, or 22.8% of net sales, compared to gross profit of $49.0 million, or 22.4% of net sales, in the first quarter of 2005. The increase in gross profit as a percentage of net sales was primarily a result of improved leverage of fixed costs due to higher sales volumes. In addition, the Company experienced a modest benefit from selling price increases in excess of commodity cost increases during the first quarter of 2006 of $0.6 million. Selling, general and administrative expense increased to $51.0 million, or 19.7% of net sales, for the first quarter of 2006 versus $50.8 million, or 23.2% of net sales, for the same period in 2005. Selling, general and administrative expense for the first quarter of 2006 includes $2.1 million of separation costs related to the resignation of the Company’s Chief Executive Officer and amortization of prepaid management fees of $0.1 million. Selling, general and administrative expense for the first quarter of 2005 includes $1.0 million of amortization of prepaid management fees and non-cash stock compensation expense of $0.3 million. Excluding CEO separation costs, amortization of prepaid management fees and non-cash stock compensation expense, selling, general and administrative expense for the first quarter of 2006 decreased slightly compared to the same period in 2005. The decrease was due primarily to a decrease in marketing expenses, offset partially by increased expenses in the Company’s supply center network, including payroll costs and building and truck lease expenses, as well as expenses relating to new supply centers opened during the past twelve months. During the first quarter of 2005, the Company incurred facility closure costs of approximately $2.6 million relating to the closing of its Freeport, Texas manufacturing plant. Income from operations for the first quarter of 2006 was $8.1 million compared to a loss from operations of $4.3 million in the first quarter of 2005.
The attached consolidating financial information for the quarters ended April 1, 2006 and April 2, 2005 includes AMI and the Company’s indirect parent company, AMH Holdings, Inc. (“AMH”), which conducts all of its operating activities through AMI. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, AMH’s consolidated net loss was $4.2 million and $12.1 million for the first quarter of 2006 and 2005, respectively.
In connection with the December 2004 recapitalization transaction, AMH’s parent AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $78.5 million by April 1, 2006, are not guaranteed by either AMI or AMH. The senior notes accrue interest at 13 5/8%, of which 10% is paid currently in cash and 3 5/8% currently accrues to the value of the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II long-term debt, including that of its consolidated subsidiaries, was $734.4 million as of April 1, 2006.

*	*	*
Management will host its first quarter earnings conference call on Friday, May 12th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (800) 559-2403 and the conference call identification number is 14431278. A replay of the call will be available through May 19, 2005 by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

*	*	*
Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.
Founded in 1982, Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It has completed transactions with a total acquisition value of more than $28 billion. For more information on Investcorp please visit its website at http://www.investcorp.com.
Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
     This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of AMI’s and AMH’s management. The following factors, and others which are discussed in AMI’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, contact:
D. Keith LaVanway	Cyndi Sobe
Chief Financial Officer	Vice President, Finance
(330) 922-2004	(330) 922-7743

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended April 1, 2006

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	April 1,	April 1,	April 1,	April 1,
	2006	2006	2006	2006

Net sales	$259,280	$—	$—	$259,280

Gross profit	59,104	—	—	59,104

Selling, general and administrative expense	51,014	—	—	51,014

Income from operations	8,090	—	—	8,090

Interest expense, net	7,726	8,975	—	16,701
Foreign currency loss	159	—	—	159

Income (loss) before income taxes	205	(8,975)	—	(8,770)
Income taxes (benefit)	89	(4,615)	—	(4,526)

Income (loss) before equity income from subsidiaries	116	(4,360)	—	(4,244)
Equity income from subsidiaries	—	116	(116)	—

Net income (loss)	$116	$(4,244)	$(116)	$(4,244)

Other Data:
EBITDA (a)	$13,311
Adjusted EBITDA (a)	15,680

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended April 2, 2005

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	April 2,	April 2,	April 2,	April 2,
	2005	2005	2005	2005

Net sales	$218,569	$—	$—	$218,569

Gross profit	49,032	—	—	49,032

Selling, general and administrative expense	50,751	—	—	50,751

Facility closure costs	2,553	—	—	2,553

Loss from operations	(4,272)	—	—	(4,272)

Interest expense, net	7,311	7,985	—	15,296
Foreign currency gain	(3)	—	—	(3)

Loss before income taxes	(11,580)	(7,985)	—	(19,565)
Income tax benefit	(4,319)	(3,164)	—	(7,483)

Loss before equity income loss from subsidiaries	(7,261)	(4,821)	—	(12,082)
Equity loss from subsidiaries	—	(7,261)	7,261	—

Net loss	$(7,261)	$(12,082)	$7,261	$(12,082)

Other Data:
EBITDA (a)	$687
Adjusted EBITDA (a)	4,556

Selected Balance Sheet Data (in thousands)

	(Unaudited)
	April 1, 2006
			AMH
	AMI	AMH	Consolidated
Cash	$3,448	$—	$3,448
Accounts receivable, net	150,689	—	150,689
Inventories	152,005	—	152,005
Accounts payable	104,251	—	104,251
Accrued liabilities	51,210	—	51,210
Total debt	331,703	324,190	655,893

	December 31, 2005
			AMH
	AMI	AMH	Consolidated
Cash	$12,300	$—	$12,300
Accounts receivable, net	147,664	—	147,664
Inventories	133,524	—	133,524
Accounts payable	96,933	—	96,933
Accrued liabilities	57,711	—	57,711
Total debt	317,000	315,478	632,478
Selected Cash Flow Data for AMI (Unaudited) (in thousands)

	Quarter	Quarter
	Ended	Ended
	April 1,	April 2,
	2006	2005
Net cash used by operating activities	$(17,175)	$(37,362)
Capital expenditures	2,456	9,128
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	3,833	—
Borrowings under AMI’s revolving loan	14,703	43,619
Cash paid for interest	2,732	2,129
Cash paid (received) for income taxes	4,050	(1,004)
(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as alternatives to, or more meaningful than, net income (as determined in accordance with GAAP), as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) or as a measure of the Company’s liquidity. The reconciliation of the Company’s net income (loss) to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarter	Quarter
	Ended	Ended
	April 1,	April 2,
	2006	2005

Net income (loss)	$116	$(7,261)
Interest	7,726	7,311
Taxes	89	(4,319)
Depreciation and amortization	5,380	4,956

EBITDA	13,311	687
Foreign currency (gain) loss	159	(3)
Separation costs (b)	2,085	—
Amortization of management fee (c)	125	1,000
Stock compensation expense	—	319
Facility closure costs (d)	—	2,553

Adjusted EBITDA	$15,680	$4,556

(b)	Represents separation costs, including payroll taxes and benefits, related to the resignation of Mr. Caporale, Chairman, President and Chief Executive Officer of the Company by mutual agreement with the Company’s Board of Directors.

(c)	Represents amortization of a prepaid management fee of $6 million paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction. The Company expenses the prepaid management fee based on the services provided over the life of the agreement, as defined in the Management Advisory Agreement with Investcorp International Inc. As such, the Company recorded $4 million as expense for the year ended December 31, 2005, with the remaining unamortized amount to be expensed equally over the remaining four-year term of the agreement.

(d)	Represents one-time costs associated with the closure of the Freeport, Texas manufacturing facility consisting primarily of equipment relocation expenses.